UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a -6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material under §240.14a-12

Kimberly-Clark Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KIMBERLY-CLARK CORPORATION

P.O. Box 619100

Dallas, TX 75261-9100

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 27, 2022

On March 7, 2022, Kimberly-Clark Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Stockholders to be held virtually on Wednesday, April 27, 2022, at 9:00 a.m. Central Time. The Company is filing this supplement to the Proxy Statement solely to clarify certain information relating to the payment of severance benefits to Kimberly K. Underhill, the Company’s former Group President, K-C North America. The benefits paid to Ms. Underhill were all made in accordance with the standard treatment provided for under the applicable plans, as detailed further below.

Ms. Underhill left the company on September 1, 2021 due to a material change in the geographic location of her position without her consent from Neenah, Wisconsin to Chicago, Illinois in connection with the relocation of our commercial operations center for North American consumer products. Therefore, her departure constitutes an involuntary termination under the terms of our Severance Pay Plan. As such, pursuant to our Severance Pay Plan, Ms. Underhill received a payout in connection with her involuntary termination in the amount of $3,320,000, which represents two times the sum of Ms. Underhill’s annual base salary and current target annual incentive award. She also received a prorated payout for 2021 under our annual cash incentive program which is shown in the Summary Compensation Table. Because Ms. Underhill was over age 55 at the time of her involuntary termination, she was eligible for retirement treatment for her outstanding equity awards under the terms of the Equity Plans. Accordingly, her unvested stock options vested on the date of her departure and will be exercisable until the earlier of five years or the remaining term of the options, and her unvested performance-based restricted share units will be payable based on attainment of the performance goal at the end of the performance period. The value of the unvested stock options and performance-based restricted share units was $7,609,471 at the time of Ms. Underhill’s departure (assuming that all performance-based restricted share units vest at the target level). Upon Ms. Underhill’s involuntary termination, the following benefits under the Supplemental Pension Plan became payable solely because she was over age 55 and therefore was eligible for early retirement as defined under the terms of the Supplemental Pension Plan: (1) a distribution of $14,786 paid in December 2021 for required income and payroll taxes withheld in 2021 and (2) a lump sum distribution having a present value of $331,936, payable in April 2022 relating to benefits accrued after 2004. Commencement of Ms. Underhill’s remaining benefits under the Pension Plan and Supplemental Pension Plan is subject to her election, as described under Pension Benefits in the Proxy Statement. Because she was over age 55 at the time of her involuntary termination, Ms. Underhill received retiree medical credits valued at $104,500. Under the terms of our Severance Pay Plan, Ms. Underhill is also eligible to receive payments for six months of COBRA medical coverage premiums, six months of outplacement services, three months of participation in our employee assistance program and continuing coverage under Kimberly-Clark’s group life insurance plan.

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company's shareholders on or about April 11, 2022. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, are available at https://www.kimberly-clark.com/investors.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

We are asking for your support by voting “FOR” all proposals at the Annual Meeting of Stockholders. In particular, we are requesting your support by voting “FOR” Proposal 3, Advisory Vote to Approve Named Executive Officer Compensation, the proposal to approve, in a non-binding advisory resolution, the compensation of our named executive officers as disclosed in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 93 of the Proxy Statement for instructions on how to do so.